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                                                                     Exhibit 3.1


                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                         GRIFFIN LAND & NURSERIES, INC.

            Griffin Land & Nurseries, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify as follows:

            1. The present name of the Corporation is Griffin Land & Nurseries, Inc. The Corporation was originally incorporated under the name "Culbro Realty and Development Corporation" and its original certificate of incorporation was filed with the office of the Secretary of State of the State of Delaware on March 10, 1970.

            2. This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation (the "Board") and by the sole stockholder of the Corporation in accordance with Sections 228, 242, and 245 of the DGCL.

            3. This Amended and Restated Certificate of Incorporation restates and integrates and amends the certificate of incorporation of the Corporation, as heretofore amended, supplemented and/or restated (the "Certificate of Incorporation").

            4. Upon the filing (the "Effective Time") of this Certificate of Incorporation pursuant to the DGCL, each share of the Corporation's Class B Common Stock, $0.01 par value per share, issued and outstanding immediately prior to the Effective Time (the "Old Common Stock") shall be reclassified as and changed into one validly issued, fully paid, and non-assessable share of Common Stock authorized by subparagraph (a) of Article FOURTH of the Certificate of Incorporation (totaling 1,000 shares of Common Stock), without any action by the holder thereof (the "Reclassification"). Each certificate that theretofore represented a share or shares of Old Common Stock shall thereafter represent that number of shares of Common Stock into which the share or shares of Old Common Stock represented by such certificate shall have been reclassified.

            5. The text of the Certificate of Incorporation is amended and restated in its entirety as follows:

            FIRST: The name of the corporation (the "Corporation") is Griffin Land & Nurseries, Inc.

            SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.
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            THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

            FOURTH: (a) Authorized Capital Stock. The Corporation is authorized to issue 15 million shares of capital stock, of which 10 million shares shall be shares of Common Stock, $0.01 par value ("Common Stock") and 5 million shares shall be shares of Preferred Stock, $0.01 par value ("Preferred Stock").

            (b) Preferred Stock. The Board is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

            FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

            (a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

            (b) The directors shall have concurrent power with the stockholders to adopt, amend, or repeal the By-Laws of the Corporation.

            (c) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

            (d) No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended hereafter to

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authorize the further elimination or limitation of liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or modification of this Article FIFTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

            (e) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

            (f) The Corporation expressly elects not to be governed by Section 203 of the DGCL.

            SIXTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the ByLaws.

            SEVENTH: The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article SEVENTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

            The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article SEVENTH to directors and officers of the Corporation.

            The rights to indemnification and to the advance of expenses conferred in this Article SEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the By-Laws, any statute, agreement, vote of stockholders or disinterested directors or otherwise.


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            Any repeal or modification of this Article SEVENTH by the
stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

            EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed in this Certificate of Incorporation, the By-Laws or the laws of the State of Delaware, and all rights herein conferred upon stockholders are granted subject to such reservation.


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            IN WITNESS WHEREOF, the Corporation has caused this Amended and
Restated Certificate of Incorporation to be duly executed this day of June __, 1997.

                                          GRIFFIN LAND & NURSERIES, INC.


                                          By:   _______________________________
                                                Name:  Frederick M. Danziger
                                                Title:  President


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